SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15
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          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                    000-8550
                             Commission File Number


                             PCA INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                          815 Matthews - Mint Hill Road
                         Matthews, North Carolina 28105
                                 (704) 847-8011
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                          Common Stock, $.20 par value
            (Title of each class of securities covered by this Form)

                                      None
             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  /X/           Rule 12h-3(b)(1)(i)  / /
         Rule 12g-4(a)(1)(ii) / /           Rule 12h-3(b)(1)(ii) / /
         Rule 12g-4(a)(2)(i)  / /           Rule 12h-3(b)(2)(i)  / /
         Rule 12g-4(a)(1)(ii) / /           Rule 12h-3(b)(2)(ii) / /
                                            Rule 15d-6           /X/

         Approximate number of holders of record as of the certificate or notice date: 45

         Pursuant to the requirements of the Securities Exchange Act of 1934, PCA International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February 18, 1999                    PCA INTERNATIONAL, INC.


                                           By: /s/ John Grasso
                                               ---------------
                                               Name:  John Grasso
                                               Title: President